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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


ALLIANT TECHSYSTEMS CONTACTS:                           HUGHES CONTACT:

ROD BITZ (MEDIA)                                        RICHARD DORE
PHONE:  612-931-5413                                    310-568-6324

RICHARD N. JOWETT (INVESTORS)
PHONE:  612-931-6080


          ALLIANT TECHSYSTEMS COMPLETES SALE OF MARINE SYSTEMS GROUP
              TO HUGHES ELECTRONICS CORPORATION FOR $141 MILLION
          ___________________________________________________________

                 SALE EXPECTED TO RESULT IN AFTER-TAX GAIN OF
                  APPROXIMATELY $20 MILLION IN FOURTH QUARTER


     MINNEAPOLIS, MARCH 3, 1997 -- Alliant Techsystems (NYSE: ATK) said it completed the sale of its Marine Systems Group to Hughes Electronics Corporation for $141 million in cash on Feb. 28. The sale is expected to result in an after-tax gain of approximately $20 million in the fourth quarter, which ends March 31. Alliant announced on Dec. 23, 1996, that it had agreed to sell the group to Hughes.

     Richard Schwartz, chairman, president, and chief executive officer, said the majority of the proceeds from the sale will be used to reduce debt.

     "Approximately $90 million of the cash generated from the sale will go toward debt repayment, which will lower our debt-to-total-capitalization ratio significantly and reduce our interest expense accordingly," said Schwartz. "As a result, our balance sheet will be stronger, giving us the financial flexibility to continue to participate in the consolidation of the defense industry. We fully intend to be an active buyer and seller in situations where it makes good business sense."
                                    -more-
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ALLIANT TECHSYSTEMS - PAGE 2

     Schwartz said the balance of the $141 million from the sale will be used for the company's share repurchase program or other strategic initiatives.

     The Marine Systems Group employs approximately 650 people at facilities in California, Maryland, Minnesota, Rhode Island, Texas, and Washington. The sale to Hughes includes the group's headquarters facility in Mukilteo, Wash.

     Hughes Electronics is a world leader in the design, manufacture and marketing of advanced electronic systems. With more than 84,000 employees worldwide and 1996 revenues of $15.9 billion, Hughes is comprised of Delco Electronics Corporation, Hughes Aircraft Company, Hughes Telecommunications Company, Hughes Network Systems, Inc., and DIRECTV, Inc.

     After the sale of the Marine Systems Group, Hopkins, Minn.-based Alliant Techsystems has annual revenues of approximately $1.1 billion, with the company's Aerospace Systems Group accounting for just over half of the total. Employees number approximately 6,700.

     Alliant's three business groups - Aerospace Systems, Defense Systems, and Emerging Business - conduct operations in 23 states. Company news and information can be found on the Internet at www.ATK.com.

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